Exhibit 99.1


                 PMC-Sierra Concludes Long-Term Lease
              Obligation at Santa Clara Office Facility

    Business Editors/High-Tech Writers

    SANTA CLARA, Calif.--(BUSINESS WIRE)--July 8, 2003--PMC-Sierra(TM), Inc. (Nasdaq:PMCS) today announced that it has completed a transaction that results in the elimination of its remaining lease obligation related to the Mission Towers Two building located at Freedom Circle in Santa Clara, CA.
    As part of the transaction, PMC-Sierra purchased the facility from its owner and resold it to a third party at a net cost of approximately $102 million to PMC-Sierra. The expected costs to exit this facility were accrued previously, and the transaction eliminates the Company's remaining rental commitments for the building of about $215 million, or approximately $5.5 million per quarter, that would have been paid through December 2011.
    In the fourth quarter of 2001, the Company recorded a restructuring charge related to excess facilities. The final settlement costs of terminating Mission Towers Two and other facility leases are expected to be slightly less than the initial estimates accrued in 2001.
    "PMC-Sierra has completed a substantial step towards settling the Company's obligations related to its corporate restructurings," said Alan Krock, PMC-Sierra's vice president of Finance and chief financial officer. "With the majority of the previously announced restructurings now complete, management is focused on the substantial opportunities presented by the markets it serves."

    About PMC-Sierra

    PMC-Sierra is a leading provider of high speed broadband communications and storage semiconductors and MIPS-based(TM) processors for Enterprise, Access, Metro Optical Transport, Storage Area Networking and Wireless network equipment. The Company offers worldwide technical and sales support, including a network of offices throughout North America, Europe and Asia. The Company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index which consists of 500 stocks chosen for market size, liquidity, and industry group representation. For more information, visit www.pmc-sierra.com.

    (C) Copyright PMC-Sierra, Inc. 2003. All rights reserved.
PMC-Sierra is a trademark of PMC-Sierra, Inc. All other trademarks are the property of the respective owners.


    CONTACT: PMC-Sierra
             Alan Krock, 408/988-1204
             alan_krock@pmc-sierra.com
              or
             David Climie, 408/988-8276 (Investor Relations) david_climie@pmc-sierra.com
              or
             Susan Shaw, 408/988-8515 (Public Relations) susan_shaw@pmc-sierra.com